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                                                                    Exhibit 4(d)

                       FIRST AMENDMENT TO CREDIT AGREEMENT


         This First Amendment to Credit Agreement (the "Amendment") is made as of June 30, 2000, by and among CERNER CORPORATION, a Delaware corporation (the "Borrower"), and FIRSTAR BANK MIDWEST, N.A., successor to Mercantile Bank, as Agent and, as of the date hereof, the sole Bank under the Credit Agreement referred to below, and as Issuing Bank.

                             Preliminary Statements

         (a) The Borrower, the Agent, the Issuing Bank and the Bank are parties to a Credit Agreement dated as of April 1, 1999 (the "Credit Agreement"). Capitalized terms used and not defined in this Amendment have the meanings given to them in the Credit Agreement.

         (b) The Borrower has requested that (1) the maturity of the revolving credit facility be extended to June 30, 2003, (2) the commitment (non-usage) fee referred to in Section 3.1 of the Credit Agreement be amended, and (3) the definition of Tangible Net Worth and certain of the financial covenants in the Credit Agreement be modified in certain respects.

         (c) The Agent, on behalf of the Bank and the Issuing Bank, is willing to agree to the foregoing requests, subject, however, to the terms, conditions and agreements set forth below.

         NOW, THEREFORE, the parties agree as follows:

         1. Termination Date. The definition of Revolving Credit Termination Date in Section 1.1 of the Credit Agreement is deleted and is replaced by the following:

                "Revolving Credit Termination Date" shall mean June 30, 2003;
             provided, however, that if such date would otherwise fall on a date which is not a Business Day, the Revolving Credit Termination Date shall be the next preceding Business Day.

         2.  Tangible Net Worth. The definition of Tangible Net Worth in Section
1.1 of the Credit Agreement is deleted and is replaced by the following:

                 "Tangible Net Worth" shall mean Consolidated Net Worth, less the sum of all goodwill, trade names, trademarks, patents, organization expense, unamortized debt discount and expense and other similar intangibles properly classified as such in accordance with GAAP, which are incurred or booked subsequent to July 1, 2000, provided that there shall not be so excluded software development costs which are capitalized by the Borrower in accordance with GAAP on a basis consistent with that described in Note 1(d) of the Borrower's audited financial statements dated January 1, 2000.



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         3.  Commitment (Non-Usage) Fee.

             (a) Section 3.1. Section 3.1 of the Credit Agreement is deleted and is replaced by the following:

                 3.1 Commitment Fees. The Borrower shall pay to the Agent, for the pro rata account of each Bank, a commitment fee at a rate per annum equal to the Applicable Commitment Fee Margin on the daily average unused amount of such Bank's Revolving Credit Commitment, for the period from and including the date of the First Amendment to but excluding the earlier of the date Revolving Credit Commitments are terminated or the Revolving Credit Termination Date. Accrued commitment fees shall be payable on each Quarterly Date and on the dates referred to in the immediately preceding sentence.

             (b) Conforming Definitions. Section 1.1 of the Credit Agreement is amended to add the following definitions in the appropriate alphabetical order:

                 "Applicable Commitment Fee Margin" means as follows: if at the end of any fiscal quarter the Tangible Net Worth Ratio is within the respective ranges set forth below, then the Applicable Commitment Fee Margin at all times during the second succeeding fiscal quarter shall be the percentage set forth opposite such ratio:

                           Tangible Net Worth Ratio               Margin
                           ------------------------               ------
                           Greater than 1.25 to 1                  0.32%

                           Less than or equal to 1.25
                           to 1, but greater than .80 to 1         0.25%

                           Less than or equal to .80 to 1          0.18%

             provided, however, that during any period that the Borrower has failed to deliver the financial statements or the Borrowing Base and Compliance Certificate as required by Section 6.1 hereof, the Applicable Commitment Fee Margin shall be 0.32%.

                 "First Amendment" means the First Amendment to Credit
             Agreement, dated as of June 30, 2000, among the parties to the Credit Agreement.

         4. Tangible Net Worth Ratio. Section 6.6 of the Credit Agreement is deleted and is replaced by the following:

                 6.6 Minimum Tangible Net Worth. The Borrower shall not permit its Tangible Net Worth on any date to be less than the sum of (i) $300,000,000, plus (ii) an amount equal to 50% of its Consolidated Net


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             Income (without reduction for any deficit in its Consolidated Net
             Income) for the period from the date of the First Amendment to and including the date of determination thereof, computed on a cumulative basis for such entire period.

         5. Fixed Charge Ratio. Section 6.8 of the Credit Agreement is deleted and is replaced by the following:

                 6.8 Fixed Charge Coverage Ratio. The Borrower will not at any time permit the ratio of Consolidated Income Available for Fixed Charges to Fixed Charges for the Borrower's most recently completed four fiscal quarters to be less than 2 to 1.

             For purposes of this Section 6.8 only, the following terms shall have the following meanings:

                      Capitalized Lease - Any lease the obligation for Rentals
                 with respect to which, in accordance with GAAP, would be required to be capitalized on a balance sheet of the lessee.

                      Consolidated Income Available for Fixed Charges - For any
                 period, the sum of (i) Consolidated Net Income, plus (to the extent deducted in determining Consolidated Net Income), (ii) all provisions for any federal, state, or other income taxes made by the Borrower and the Subsidiary Guarantors during such period plus (iii) Fixed Charges.

                      Consolidated Net Income - For any period, the consolidated net income (or deficit) of the Borrower and the Subsidiary Guarantors after deducting, without duplication, all operating expenses, provisions for all taxes and reserves (including reserves for deferred income taxes) and all other proper deductions, all determined in accordance with GAAP and after deducting portions of income properly attributable to outstanding minority interests, if any, in Subsidiary Guarantors; provided, however, that there shall be excluded (i) any income (or deficit) of any Person accrued prior to the date it becomes a Subsidiary Guarantor or merges into or consolidates with the Borrower or a Subsidiary Guarantor; (ii) the income (or deficit) of any Person (other than a Subsidiary Guarantor) in which the Borrower or any Subsidiary Guarantor has any ownership interest (except that any such income actually received by the Borrower or such Subsidiary Guarantor in the form of cash dividends shall be included without limitation); (iii) any gains or losses, or other income, properly classified as extraordinary in accordance with GAAP;
                 (iv) any gains or losses, or other income, characterized as non-recurring in the financial statements delivered pursuant to Section 6.1; (v) any gain or loss resulting from the sale of fixed or capital assets other than in the ordinary course of business; (vi) any portion of the net income of a Subsidiary Guarantor which for any reason (other than solely as a result of any restrictions contained in Section 6.12 of this Agreement) cannot be distributed as a cash dividend; (vii) any gain or loss resulting from the sale or other disposition of any Investment; (viii) any gains resulting from the reappraisal, revaluation or write-up of assets and any gains or losses resulting from the reappraisal, revaluation or write-up of the Borrower's original $70,000,000 Investment in CareInsite, Inc.; (ix) proceeds of any life insurance policy;
                 (x) any gain or loss resulting from the acquisition of any securities of the Borrower or any Subsidiary Guarantor; and
                 (xi) any reversal of any reserve, except to the extent that provision for such reserve shall have been made from income arising during the fiscal period in which such reversal occurs.

                      Fixed Charges - For any period, the sum of (i) interest
                 expense (including the interest component of Rentals under Capitalized Leases), amortization of debt discount and expense on Indebtedness of the Borrower and the Subsidiary Guarantors during such period and (ii) Rentals under all leases other than Capitalized Leases of the Borrower and the Subsidiary Guarantors, determined on a consolidated basis in accordance with GAAP.

                      Investments - All investments made in cash or by delivery
                 of property, directly or indirectly, in any Person, whether by acquisition of shares of capital stock, indebtedness or other obligations or securities or by loan, advance, capital contribution or otherwise; provided, however, that "Investments" shall not mean or include investments in property to be used, held for use or consumed in the ordinary course of business.

                      Rentals - As of the date of any determination thereof, all fixed payments (including all payments which the lessee is obligated to make to the lessor on termination of the lease or surrender of the property) payable by the Borrower or a Subsidiary Guarantor, as lessee or sublessee under a lease of real or personal property, but exclusive of any amounts required to be paid by the Borrower or a Subsidiary Guarantor (whether or not designated as rents or additional rents) on account of maintenance, repairs, insurance, taxes, assessments, amortization and similar charges. Fixed rents under any so-called "percentage leases" shall be computed on the basis of the minimum rents, if any, required to be paid by the lessee, regardless of sales volume or gross revenues.

                      Voting Stock - Capital stock of any class of a corporation having power to vote for the election of members of the board of directors of such corporation, or persons performing similar functions.

         6. Financial Covenants to Apply to Borrower and Subsidiary Guarantors. The following definitions in Section 1.1 of the Credit Agreement are amended to read as follows:

                           "Consolidated Net Income" shall mean, for any period,
                 the net income and net losses of the Borrower and the Subsidiary Guarantors on a consolidated basis as defined according to GAAP.

                           "Consolidated Net Worth" shall mean, at any date, the
                 amount shown as "total shareholders' equity" (or any like caption) on a consolidated balance sheet of the Borrower and the Subsidiary Guarantors in accordance with GAAP.

                           "Current Assets" shall mean, at any date, the current
                 assets of the Borrower and the Subsidiary Guarantors determined on a consolidated basis as of such date in accordance with GAAP.

                           "Current Liabilities" shall mean, at any date, the
                 current liabilities of the Borrower and the Subsidiary Guarantors determined on a consolidated basis as of such date in accordance with GAAP.

                           "EBITDA" shall mean, for any period, Consolidated Net
                 Income for the period in question plus (a) the sum of (i) all amounts deducted in arriving at such Consolidated Net Income in respect to Interest Expense for such period; federal, state and local income taxes for such period; depreciation and amortization and other noncash nonoperating charges for such period; and to the extent not included in the above, miscellaneous expenses from nonoperating transactions which do not relate to any extraordinary items for such period and (ii) extraordinary losses for such period, minus (b) the sum of (i) all amounts included in arriving at such Consolidated Net Income in respect of miscellaneous income from nonoperating transactions and which do not relate to any extraordinary items for such period; and (ii) all extraordinary profits for the period, determined on a consolidated basis for the Borrower and the Subsidiary Guarantors.

                           "Interest Expense" shall mean, for any period, all
                  cash and noncash interest on Indebtedness (including imputed interest on Capital Lease Obligations) of the Borrower and the Subsidiary Guarantors during such period; provided, however, that there shall be added to "Interest Expense" any fees or commissions or net losses amortized during such period under any Interest Rate Protection Agreement and any fees or commissions payable in connection with any letters of credit during such period and there shall be subtracted from "Interest Expense" any net gains under any Interest Rate Protection Agreement during such period.

                           "Tangible Net Worth Ratio" shall mean, at any date,
                  the ratio of (i) the total liabilities of the Borrower and the Subsidiary Guarantors determined on a consolidated basis on such date, to (ii) Tangible Net Worth on such date.

         7. Release of Cerner Belgium From Guaranty. The Bank hereby releases Cerner Belgium, Inc., a Delaware corporation formerly known as Cerner Healthwise, Inc., from all liabilities and other obligations Cerner Belgium, Inc. has under the Guaranty, dated April 1, 1999, from Cerner Healthwise, Inc. and certain other Subsidiary Guarantors in favor of the Bank (the "Subsidiary Guaranty"). The foregoing release shall not release or limit the liability of, or impose any duty on the Bank now or hereafter to release or limit the liability of, any other existing or future Subsidiary Guarantor under the Subsidiary Guaranty or any other Person now or hereafter liable in whole or in part for the payment or performance of any of the Obligations, whether pursuant to a Guarantee, any of the Credit Documents, or otherwise.

         8. Conditions Precedent to Amendment. Notwithstanding anything in this Amendment to the contrary, unless and to the extent the Bank waives the benefits of this sentence by giving written notice thereof to the Borrower, the Bank shall have no duties under this Amendment, nor shall any waivers, releases or other concessions, if any, made or given by the Bank under this Amendment be effective, in each case until the Bank has received fully executed originals of each of the following, each in form and substance satisfactory to the Bank:

                  (a)      Amendment. This Amendment;

                  (b) Assumption Agreement. An Assumption Agreement in favor of the Bank, dated on or about the date hereof, from Cerner Investment Corp., Cerner Campus Redevelopment Corporation and Health Network Ventures, Inc. whereby such Persons agree to become Subsidiary Guarantors and be bound by the Subsidiary Guaranty, together with the related Secretary's Certificates signed by each such Person in favor of the Bank; and

                  (c) Other. Such other documents as the Bank may reasonably request in connection with the transactions contemplated hereby.

         9. Firstar. Firstar Bank Midwest, N.A. is the successor to Mercantile Bank. Accordingly, unless the context clearly requires otherwise, all references in the Credit Agreement and the other Credit Documents to Mercantile Bank (whether in its capacity as Agent, the Issuing Bank or as a Bank) are amended to refer instead to "Firstar Bank Midwest, N.A., and its successors and assigns".

         10. Representations and Warranties. The Borrower represents and warrants to the Agent. the Bank and the Issuing Bank as follows: (a) it is a duly organized and validly existing corporation and has full corporate power and authority to enter into this Amendment and any documents or transactions contemplated hereby and to pay and perform its obligations in respect of each of the foregoing; (b) the execution, delivery and performance by the Borrower of this Amendment and any documents contemplated hereby or any transactions contemplated hereby do not violate or conflict with, or require any consent under, (i) the Borrower's certificate of incorporation, by-laws, or any other agreement or document relating to the Borrower's existence or authority to act,
(ii) any agreement or instrument to which the Borrower is a party or by which the Borrower or any of its properties is bound, (iii) any court order, judicial proceeding or any administrative or arbitral order or decree, or (iv) any applicable law, rule or regulation; and (c) no authorization, approval or consent of or by, and no notice to or filing or registration with, any governmental authority or any other Person is necessary for the Borrower to enter into this Amendment or any document contemplated hereby or any transaction contemplated hereby or to perform its obligations with respect to each of the foregoing.

         11. Reaffirmation of Credit Documents. The Borrower reaffirms its obligations under the Credit Agreement and the other Credit Documents to which it is a party or by which it is bound, and represents, warrants and covenants to the Agent, the Issuing Bank and the Bank, as a material inducement to the Agent, the Issuing Bank and the Bank to enter into this Amendment and the transactions contemplated hereby, that: (a) the Borrower has no (and, in any event, hereby waives any) defense, claim or right of setoff in respect of the Credit Agreement, any of the other Credit Documents or the actions or inactions of the Agent, the Issuing Bank or the Bank; and (b) all representations and warranties made by the Borrower in the Credit Agreement and the other Credit Documents are true and complete on the date hereof as if made on the date hereof.

         12. No Other Amendments. Except as amended hereby, the Credit Agreement and the other Credit Documents shall remain in full force and effect and be binding on the Borrower in accordance with their respective terms.

         13. Counterparts; Fax Signatures. This Amendment and any document contemplated hereby may be executed in one or more counterparts and by different parties thereto, all of which counterparts, when taken together, shall constitute but one agreement. This Amendment and any document contemplated hereby may be executed and delivered by facsimile or other electronic transmission, and any such execution or delivery shall be fully effective as if executed and delivered in person.

         14. Legal Fees. The Borrower shall pay all legal fees and expenses incurred by the Agent in connection with the preparation and closing of this Amendment and any other documents referred to herein and the consummation of any transactions referred to herein, such legal fees not to exceed $2,000.

         15. Mo.rev.stat. Ss. 432.045 Required Notice. The following statement is given pursuant to Mo.Rev.Stat. ss. 432.045: "ORAL AGREEMENTS OR COMMITMENTS TO LOAN MONEY, EXTEND CREDIT OR TO FORBEAR FROM ENFORCING REPAYMENT OF A DEBT INCLUDING PROMISES TO EXTEND OR RENEW SUCH DEBT ARE NOT ENFORCEABLE. TO PROTECT YOU (BORROWER(S)) AND US (CREDITOR) FROM MISUNDERSTANDING OR DISAPPOINTMENT, ANY AGREEMENTS WE REACH COVERING SUCH MATTERS ARE CONTAINED IN THIS WRITING, WHICH IS THE COMPLETE AND EXCLUSIVE STATEMENT OF THE AGREEMENT BETWEEN US, EXCEPT AS WE MAY LATER AGREE IN WRITING TO MODIFY IT." All other Credit Documents are incorporated into this Amendment; provided, however, that, to the extent of any direct conflict between the terms and conditions of the other Credit Documents and this Amendment, the terms and conditions of this Amendment shall prevail and govern.

         16. Governing Law. This Amendment shall be governed by the laws of the State of Missouri without regard to any choice of law rule thereof giving effect to the laws of any other jurisdiction.

         IN WITNESS WHEREOF, the parties have entered into this Amendment as of the date first above written.


                                     CERNER CORPORATION, a Delaware corporation


                                     By: /s/ Marc G. Naughton
                                         ---------------------------------
                                     Name Marc G. Naughton
                                     Title:  CFO


                                     FIRSTAR BANK MIDWEST, N.A., successor to
                                     Mercantile Bank, as Agent, as Issuing Bank and as a Bank


                                     By: /s/Mark R. Jorgenson
                                         ---------------------------------
                                     Name Mark Jorgenson
                                     Title: SVP



                              Consent of Guarantors


         Reference is made to the Guaranty dated as of April 1, 1999, in favor of the Agent, on behalf of the Banks and the Issuing Bank, to which the undersigned are parties, either as an original signatory thereto or pursuant to any subsequent assumption, joinder or other agreements (each a "Guarantor"), and any other guaranty executed by any Guarantor in favor of the Agent or any Bank or the Issuing Bank relating to any indebtedness of the Borrower to any Bank or the Issuing Bank (collectively, with respect to each Guarantor, such Guarantor's "Guaranty"). Capitalized terms used and not defined in this Consent of Guarantors have the meanings given to them in the Credit Agreement referred to in the above Amendment. To induce the Agent, the Issuing Bank and the Bank to enter into the above Amendment, each Guarantor: (a) consents to the Borrower, the Agent, the Issuing Bank and the Bank entering into the above Amendment; (b) agrees that the execution, delivery and performance of the above Amendment and any documents or transactions contemplated thereby shall not discharge, limit or otherwise impair the obligations of such Guarantor under such Guarantor's Guaranty; (c) agrees that such Guarantor's Guaranty is and remains in full force and effect and is enforceable against such Guarantor in accordance with its terms; (d) waives any defense, claim or right of setoff such Guarantor may have in respect of such Guarantor's Guaranty, the Credit Agreement, the other Credit Documents or the actions or inactions of the Agent, the Issuing Bank or the Bank; and (e) agrees that neither the Agent, the Issuing Bank or the Bank has any duty to give such Guarantor notice of or obtain such Guarantor's consent to the transactions described in the above Amendment, and that the Agent, the Issuing Bank and the Bank's giving of notice to such Guarantor and obtainment of such Guarantor's consent in this instance shall not impose any similar or other duty upon the Agent, the Issuing Bank or the Bank in any future matter or transaction.

         This Consent of Guarantors may be validly executed and delivered by fax or other electronic transmission and in multiple counterparts and by different parties thereto.


CERNER INTERNATIONAL, INC.,                CERNER MULTUM, INC.,
a Delaware corporation                     a Delaware corporation, formerly
                                           known as Multum Information
                                           Services, Inc.


By: /s/ Marc G. Naughton                   By: /s/ Marc G. Naughton
    -------------------------------            --------------------
Name:  Marc G. Naughton                        Name: Marc G. Naughton
Title: Treasurer                               Title: Treasurer


CERNER PROPERTIES, INC.,                   CERNER HEALTH FACTS, INC.,
a Delaware corporation                     a Delaware corporation


By: /s/ Marc G. Naughton                   By: /s/ Marc G. Naughton
    -------------------------------            -------------------
Name:  Marc G. Naughton                    Name: Marc G. Naughton
Title: CFO                                 Title: CFO


CERNER HEALTH CONNECTIONS, INC.            CERNER PERFORMANCE LOGISTICS, INC.,
a Delaware corporation                     a Delaware corporation


By: /s/ Marc G. Naughton                   By: /s/ Marc G. Naughton
    -------------------------------            -------------------
Name:  Marc G. Naughton                       Name: Marc G. Naughton
Title: CFO                                    Title:  CFO


CERNER INVESTMENT CORP.,                   CERNER CAMPUS REDEVELOPMENT
A Nevada corporation                       CORPORATION, a Missouri corporation


By: /s/ Marc G. Naughton                   By: /s/ Marc G. Naughton
    -------------------------------            -------------------
Name:  Marc G. Naughton                    Name: Marc G. Naughton
Title: CFO                                 Title: Secretary & Treasurer

HEALTH NETWORK VENTURES, INC.,
a Delaware corporation



By: /s/ Marc G. Naughton
    -----------------------------
Name: Marc G. Naughton
Title: Treasurer